Exhibit 10.2

                                BALL CORPORATION
                       NONEMPLOYEE DIRECTORS' COMPENSATION

             As Approved by the Board of Directors on April 23, 1997


  1. Directors' board and committee fees will continue to be paid in cash, in accordance with current practice and amount.

  2. The Corporation will continue the established practice of awarding 1,000 shares of restricted stock when a nonemployee director is elected or appointed for an initial term or reelected for a three-year term. These awards will continue to be made under the 1991 Restricted Stock Plan for Nonemployee Directors of Ball Corporation.

  3. As of April 23, 1997, a Ball Corporation director's total target annual retainer will be composed of (a) an annual fixed retainer (currently $22,000) plus (b) an annual incentive retainer based upon the Corporation's actual operating performance for each fiscal (calendar) year payable as follows:

         (a) The annual fixed retainer will be paid 50 percent in cash (on a quarterly basis as has been the practice for payment of retainers) and 50 percent in restricted stock. The restricted stock portion of the annual fixed retainer will be granted for the full calendar year at the time of each annual meeting. In the event the director ceases to serve as a director, for any reason other than voluntary resignation, after the beginning of the year but prior to the date of the grant, pro rata payment will be settled in cash since grants cannot be made to a non-director. The restricted stock will be issued under the 1997 Stock Incentive Plan and the valuation date for converting dollar amount of fixed retainer to restricted stock will be the closing price on the annual meeting date. The restrictions will lapse upon the director ceasing to serve as a director, for any reason other than voluntary resignation during any term or subsequent term. In the event of such voluntary resignation, the restrictions will not lapse and the director will forfeit the shares; provided, however, that the Committee, at its sole discretion, may waive such forfeiture due to hardship on the part of the director (such as serious personal or family illness, conflict of interest, disability, etc.) if the Committee determines that such waiver would be in the best interest of the Corporation, in which case the restrictions shall lapse upon such voluntary resignation. In the event of a director's death while in office, the restrictions will lapse and the unrestricted shares will be issued to the estate.

         (b) The annual incentive retainer will be calculated in accordance with the Corporation's EVA Incentive Compensation Plan (the "Plan"). The "target" incentive compensation will be at a rate of 40 percent of the annual fixed retainer (currently $22,000). For 1997 the incentive retainer will accrue for the entire Plan year of 1997.

                  Examples of calculations:

                  o If the Corporation's actual EVA, as calculated under the Plan, equals target EVA, then the participant's payout will be 1.0 times target payout (referred to as a "1 time" or a "1X" payout factor). The incentive retainer would be computed as follows:

                      $22,000 x 0.40 x 1.0 (payout factor) = $8,800, for a total annual retainer of $22,000 + $8,800, or $30,800.

                  o If the payout factor is 2.0 times target payout ("2X"), the incentive retainer payout would be:

                      $22,000  x 0.40 x 2.0  (payout  factor) =  $17,600,  for a total annual retainer of $22,000 + $17,600, or $39,600.

                 o If the incentive retainer payout factor is zero (0), the incentive retainer would be:

                      $22,000 x 0.40 x 0.0 (payout factor) = 0, for a total annual retainer of $22,000 + 0, or $22,000.

                  o When the payout factor is above 2.0 or below zero, the amounts will be placed in a "bank" (positive or negative) in accordance with the Plan.

        The annual incentive retainer will be paid 50 percent in cash and 50 percent in restricted stock, following the end of each Plan year, after management's EVA incentive compensation is computed under the Plan. The valuation date for converting 50 percent of the annual incentive retainer to restricted stock will be the closing price on the day incentive compensation checks are paid to management. The restricted stock will be granted at the time of each annual meeting. In the event the director ceases to serve as a director, for any reason other than voluntary resignation after the beginning of the year but prior to the date of the grant, payment will be settled in cash since grants cannot be made to a non-director. Restricted stock will be issued under the 1997 Stock Incentive Plan, and the restrictions will lapse upon the director ceasing to serve as a director, for any reason other than voluntary resignation during any term or subsequent term. In the event of such voluntary resignation, the restrictions will not lapse and the director will forfeit the shares; provided, however, that the Committee, at its sole discretion, may waive such forfeiture due to hardship on the part of the director (such as serious personal or family illness, conflict of interest, disability, etc.) if the Committee determines that such waiver would be in the best interest of the Corporation, in which case the restrictions shall lapse upon such voluntary resignation. In the event of a director's death while in office, the restrictions will lapse and unrestricted shares will be issued to the estate.

  4. The Board will terminate the Retirement Plan for Outside Directors. Even though no current director has any vested account balance in the Plan,* the present value of the amount a director would be entitled to receive, if vested, will be paid to the director in restricted stock under the 1997 Stock Incentive Plan, and the restrictions will lapse upon the director ceasing to serve as a director, for whatever reason other than voluntary resignation during any term or subsequent term. In the event of such voluntary resignation, the restrictions will not lapse and the director will forfeit the shares; provided, however, that the Committee, at its sole discretion, may waive such forfeiture due to hardship on the part of the director (such as serious personal or family illness, conflict of interest, disability, etc.) if the Committee determines that such waiver would be in the best interest of the Corporation, in which case the restrictions shall lapse upon such voluntary resignation. In the event of a director's death while in office, the restrictions will lapse and unrestricted shares will be issued to the estate. The amounts of restricted stock will be valued as of April 23, 1997, and issued to the directors in the following amounts:
                                                          **
                  Frank A. Bracken                $       5,393
                  Howard M. Dean                  $      78,972
                  John T. Hackett                 $      14,024
                  John F. Lehman                  $      43,664
                  George McFadden                 $         925
                  Ruel C. Mercure, Jr.            $         916
                  Jan Nicholson                   $       4,976
                  William P. Stiritz              $     105,165

        * Under the Plan, no director is eligible to receive any benefits upon Plan termination on April 23, 1997, because retirement plan vesting requirements have not been met.

       ** Present value calculated from age 70, using the average corporate bond rate as reported by Moody's (7.71% for January 1997).